UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2005

SOUND TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-114995

(Commission File Number)

47-0930829

(IRS Employer Identification No.)

4425 Cecile, Pierrefonds, Quebec, Canada H9K 1N1

(Address of principal executive offices and Zip Code)

514.865.9978

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective April 26, 2005, we appointed Patrick Fung as a director of our company. Mr. Fung was one of the original shareholders in Audiyo, Inc., our operating subsidiary. He first joined Audiyo on June 23, 2003. He left Audiyo on December 31, 2003 commensurate with the sale of Audiyo, Inc. to our company.

Mr. Fung has been employed at TD Waterhouse's Full Investment Brokerage for over 5 years as a New Accounts Officer. His duties include advising existing and new Investment Advisors on what type of documentation is needed to open various investment products for their clients. Acting as a liaison between the Investment Advisor and TD Waterhouse's various departments (Legal Department, Compliance, Estate Department, Transfer Department), his duties also include coordinating the various departments in assisting the Investment Advisor on what material requirements the Investment Advisor and their clients must submit. Mr. Fung's own review of documentation is to ensure that the Investment Advisor has done his due diligence and has acted within the regulatory policies of the Investment Dealer's Association.

In 1994 Mr. Fung graduated from Concordia University with a Bachelor of Arts in English Literature. Mr. Fung currently spends approximately 35 hours per week providing services to our company which represents approximately 50% of his working hours.

Effective May 2, 2005, we have received the resignation of Simon Au as a director and vice president of our company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUND TECHNOLOGY, INC.

Date: May 5, 2005

/s/ Raymond Li

Raymond Li

President and Director